EXHIBIT 12.1

                               STAGE STORES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                  Fiscal Year
                                                 -------------------------------------------
                                                  1996     1995     1994     1993     1992
                                                 -------  -------  -------  -------  -------
Income before extraordinary item ..............  $14,022  $10,730  $ 6,630  $13,426  $12,235
Income tax expense ............................    8,594    6,767    4,317    7,569    8,340
                                                 -------  -------  -------  -------  -------
Income before income tax and extraordinary item   22,616   17,497   10,947   20,995   20,575
                                                 -------  -------  -------  -------  -------
Fixed charges charged to expense:
     Rental expense (1) .......................   11,515   10,051    8,879    8,803    7,575
     Interest expense .........................   46,482   44,770   41,694   37,607   32,384
                                                 -------  -------  -------  -------  -------
     Total fixed charges charged to expense ...   57,997   54,821   50,573   46,410   39,959
                                                 -------  -------  -------  -------  -------
 Income before income tax, extraordinary item,
     and fixed charges charged to expense .....  $80,613  $72,318  $61,520  $67,405  $60,534
                                                 =======  =======  =======  =======  =======
Fixed charges charged to accruals:
     Rental expense (1) .......................  $   334  $ 1,516  $   446  $   298  $   803
     Interest expense .........................     --       --       --       --        381
                                                 -------  -------  -------  -------  -------
     Total fixed charges charged to accruals ..      334    1,516      446      298    1,184
                                                 -------  -------  -------  -------  -------
Total fixed charges ...........................  $58,331  $56,337  $51,019  $46,708  $41,143
                                                 =======  =======  =======  =======  =======
Ratio of earnings to fixed charges ............     1.38     1.28     1.21     1.44     1.47
                                                 =======  =======  =======  =======  =======

(1) Rental expense comprises one-third of all rental expenses incurred during the period. This is deemed by management to be representative of the interest factor of rental payments